Exhibit 4.1(d)


                    AMENDMENT NO. 1 TO SECURED REVOLVING NOTE
                                       OF
                        GLOBAL PAYMENT TECHNOLOGIES, INC.

                                 April 29, 2004

         Reference is made to that certain Secured Revolving Note dated as of March 15, 2004 made by GLOBAL PAYMENT TECHNOLOGIES,INC., a Delaware corporation (the "Borrower") in favor LAURUS MASTER FUND, LTD., c/o Ironshore Corporate Services Ltd., P.O. Box 1234 G.T., Queensgate House, South Church Street, Grand Cayman, Cayman Islands (the "Laurus"") in the original principal amount of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000 ) (the "Revolving Note"). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the REVOLVING Note.

         WHEREAS, each of the Borrower and Laurus desires to make certain changes to the Revolving Note to address the comments made by the National Association of Securities Dealer Automated Quotation System market where the common stock of the Borrower is listed for trading.

         NOW, THEREFORE, in consideration of the above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Section 2.2 of the Revolving Note is hereby deleted in its entirety and replaced with the following:

              "Section 2.2 Conversion Limitation. Notwithstanding anything contained herein to the contrary, the Holder shall not be entitled to convert pursuant to the terms of the Revolving Note an amount that would
     (a) be convertible into that number of shares of Common Stock which, when added to the number of shares of Common Stock otherwise beneficially owned by such Holder including those issuable upon exercise of warrants held by such Holder would exceed 4.99% of the outstanding shares of Common Stock of the Borrower at the time of conversion or (b) (ii) exceed twenty five percent (25%) of the aggregate dollar trading volume of the Common Stock for the ten (10) day trading period immediately preceding delivery of a Notice of Conversion to the Borrower. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder. The conversion limitation described in this Section 3.2 shall automatically become null and void without any notice to Borrower upon the occurrence and during the continuance beyond any applicable grace period of an Event of Default, or upon 75 days prior notice to the Borrower, except that at no time shall the beneficial ownership exceed 19.99% of the borrower's common stock. Notwithstanding anything contained herein to the contrary, the number of shares of Common Stock issuable by the Borrower and acquirable by

                                                                  Exhibit 4.1(d)

     the Holder at a price below $4.06 per share pursuant to the terms of the Revolving Note, any convertible note issued by the Borrower to the Holder, and/or Warrants issued by the Borrower to the Holder pursuant to the Security Agreement (the "March Transaction Documents"), shall not exceed an aggregate of 1,110,000 shares of the Borrower's Common Stock, (subject to appropriate adjustment for stock splits, stock dividends, or other similar recapitalizations affecting the Common Stock) (the "Maximum Common Stock Issuance"), unless the issuance of shares hereunder in excess of the Maximum Common Stock Issuance shall first be approved by the Borrower's shareholders. If at any point in time and from time to time the number of shares of Common Stock issued pursuant to the terms of the March Transaction Documents, together with the number of shares of Common Stock that would then be issuable by the Borrower to the Holder in the event of a conversion or exercise pursuant to the terms of the March Transaction Documents, would exceed the Maximum Common Stock Issuance but for this Section, the Borrower shall promptly call a shareholders meeting to solicit shareholder approval for the issuance of the shares of Common Stock hereunder in excess of the Maximum Common Stock Issuance."

     2.   The foregoing amendment shall be effective as of the date hereof.

     3.   There are no other amendments to the Revolving Note.

     4. The Borrower hereby represents and warrants to Laurus that as of the date hereof all representations, warranties and covenants made by Borrower in connection with the Revolving Note are true correct and complete and all of Borrower's covenants requirements have been met. As of the date hereof, no Event of Default under any Ancillary Agreements (as defined in the Security Agreement) has occurred or is continuing.

                                                                  Exhibit 4.1(d)

         IN WITNESS WHEREOF, each of the Borrower and Laurus has caused this Amendment No. 1 to Secured Revolving Note to be signed in its name this 29th day of April, 2004.


                                             GLOBAL PAYMENT TECHNOLOGIES,INC.



                                             By:________________________________
                                                  Name:
                                                  Title:



                                             LAURUS MASTER FUND, LTD.


                                             By:______________________________
                                             Name:
                                             Title: